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                                                                    EXHIBIT 10.3


                       [TULSA PROPERTIES, INC. LETTERHEAD]

November 24, 1997


Mr. Rod Cumber
Badger Meter, Inc.
6118 East 15th Street
Tulsa, Oklahoma 74112

Re:      Contract Extension

Dear Mr. Cumber:

XETA Corporation received Tuesday, November 18, 1997, the ALTA survey prepared by Lewis Engineering which indicates a drainage easement in the middle of the property. The easement, which runs from north to south, directly impacts the proposed development by XETA Corporation.

The City of Broken Arrow has scheduled a special commissioners' meeting for Tuesday, November 25, 1997 at 8:00 a.m. to approve vacating the easement. Once the commissioners have given their approval, it will take approximately 45 days for the easement to be officially vacated and recorded.

XETA Corporation fully intends on purchasing the property and continues to work closely with their development team. However, they cannot allow their earnest money to become non-refundable with the drainage issue yet to be resolved. Therefore, XETA Corporation requests an extension until the easement has been vacated and officially recorded. Once that occurs, they will close on the property within five (5) business days.

Please execute in the space provided below acknowledging your acceptance of the contract extension. Thank you for your cooperation and we look forward to the successful consummation of this transaction.

Sincerely,

TULSA PROPERTIES, INC.

  /s/ Robert D. Stephens

Robert D. Stephens
Associate
                                                                      RDS/dc1492

APPROVED:

XETA CORPORATION                            BADGER METER, INC.


By:      /s/ Jack Ingram                    By:     /s/ W. H. Vander Heyden
   ----------------------------                ---------------------------------
         Jack Ingram                                President, Industrial Dir.